Exhibit 99.1

News From

Buena, NJ 08310

Release Date: June 5, 2018

Contact:	Damian Finio
Teligent, Inc.
(856) 336-9117
www.teligent.com

TELIGENT, INC. ANNOUNCES CLOSING OF $25 MILLION SECURED CREDIT FACILITY

BUENA, N.J., June 5, 2018 (GLOBE NEWSWIRE) -- TELIGENT, Inc.  (NASDAQ: TLGT)

Teligent, Inc. (“Teligent”) announced today that it has entered into a Credit Agreement with certain funds managed by Highbridge Capital Management, LLC, an existing stakeholder, on June 1, 2018.  Pursuant to the Credit Agreement, the lenders provided Teligent with a new senior-secured term loan credit facility in the principal amount of $25 million with a maturity date of June 1, 2021.  Teligent drew $15 million of the facility on the closing date, with the remaining $10 million available within 45 days of the closing date subject to the satisfaction of certain post-closing conditions.  In addition to the $25 million principal amount, the Credit Agreement provides that an incremental facility of up to an additional $50 million may be made available to Teligent up until September 15, 2018, subject to the discretion of the lenders and the other terms of the Credit Agreement.  The funds will be used by Teligent to pursue certain product launches as well as address its capital structure.

“Teligent has won a number of key approvals recently and the proceeds of this Credit Agreement will provide Teligent with the necessary working capital to fund the product launches related to these approvals while also putting Teligent in a position to improve its capital structure,” commented Jason Grenfell-Gardner, Teligent’s President and CEO.  “That this facility was provided by existing stakeholders is a testament to their belief in our business and strategy.”

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Teligent’s mission is to be a leading player in the specialty generic prescription drug market. Under its own label, Teligent currently markets and sells generic topical and branded generic and generic injectable pharmaceutical products in the United States and Canada.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.